Item 77M - DWS High Return Equity Fund (the "Fund"), a series of
DWS Value Series, Inc. (the "Registrant")

Registrant incorporates by reference its Registration Statement on Form N-14, filed on August 14, 2006, (Accession No. 0001193125-06-172787).

Shareholder Meeting Results:

A Special Meeting of Shareholders of DWS Dreman Financial Services
Fund was held on October 31, 2006. The following matter was voted upon by the shareholders of said fund (the resulting votes are presented below):

1. To approve an Agreement and Plan of Reorganization and the transactions it contemplates, including the transfer of all of the assets of DWS Dreman Financial Services Fund to the Fund, in exchange for shares of the Fund and the assumption by the Fund of all of the liabilities of DWS Dreman Financial Services Fund, and the distribution of such shares, on a tax-free basis for federal income tax purposes, to the shareholders of DWS Dreman Financial Services Fund in complete liquidation of DWS Dreman Financial Services Fund. .

Affirmative
Against
Abstain
3,341,893.693
113,317.868
222,845.066


G:\sec_reg\NSAR\2006\113006\Exhibit 77M - DWS Dreman High Return Equity
Fund.doc